Exhibit 23.1

The Board of Directors
GE Global Insurance Holding Corporation

We consent to incorporation by reference in the registration statement (No. 33-80193) on Form S-3 of GE Global Insurance Holding Corporation of our report dated January 17, 1997, relating to the consolidated statements of financial position of GE Global Insurance Holding Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholder's equity and cash flows for the years then ended, and all related schedules, which report appears in the December 31, 1996, annual report on form 10-K of GE Global Insurance Holding Corporation.

Also, we consent to incorporation by reference in the registration statement (No. 33-80193) on Form S-3 of GE Global Insurance Holding Corporation of our report dated January 21, 1995, with respect to the combined statements of earnings, stockholder's equity and cash flows of Employers Reassurance Corporation, Westport Insurance Corporation and Puritan Excess and Surplus Lines Insurance Company for the year ended December 31, 1994, which report appears in the December 31, 1996, annual report on Form 10-K of GE Global Insurance Holding Corporation. Our report states that the combined financial statements have been prepared to facilitate the preparation of the consolidated financial statements of GE Global Insurance Holding Corporation.


                                         KPMG Peat Marwick LLP

Kansas City, Missouri
March 27, 1997